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                                                                    EXHIBIT 99.2


                      ------------------------------------



                                    AGREEMENT

                     dated as effective of September 1, 1999

                                     between

                           CONTANGO OIL & GAS COMPANY

                                       and

                           JUNEAU EXPLORATION, L.L.C.



                      ------------------------------------





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                                    AGREEMENT


         This Agreement ("Agreement") is entered into effective as of September 1, 1999, between CONTANGO OIL AND GAS COMPANY, a Nevada corporation ("Contango") and JUNEAU EXPLORATION, L.L.C, a Texas limited liability company ("JEX"). Each of Contango and JEX may be referred to herein as a "Party" and together shall be referred to as the "Parties."

                                    RECITALS
         1. JEX is a newly formed limited liability company whose primary business purpose is to generate, screen, source, acquire and invest in oil and gas exploration and/or development prospects (collectively "Prospects"). Contango is a newly formed corporation seeking to build a portfolio of oil and gas reserves and related assets.

         2. JEX is seeking participants to co-invest in Prospects, and Contango desires to invest and participate in such Prospects generated and/or screened by JEX on the terms and conditions set forth in this Agreement.

         3. JEX will also from time to time have the opportunity to invest in the acquisition of proved oil and gas reserves ("Reserve Acquisitions"), and Contango desires to have the opportunity to invest alongside JEX in these Reserve Acquisitions.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, Contango and JEX agree as follows:



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                             ARTICLE I - OBLIGATIONS
         1.1 Co-Investment in Prospects. During the term of this Agreement, JEX shall diligently generate, source, screen and negotiate the opportunity to invest in Prospects, and Contango shall have: (a) the preferential right to invest in up to ninety-five percent (95%) of the working interest available to JEX in all such Prospects, and (b) the obligation to invest in a minimum percentage (the "Minimum Percentage") of the working interest available to JEX in all such Prospects that meet the parameters hereinafter set forth, such percentage to be equal to the lesser of: (i) fifty percent (50%), or (ii) the percentage derived by dividing $600,000.00 by the sum of the aggregate Allocable Seismic Costs (as defined below) attributable to such Prospect, the acquisition cost of oil and gas leasehold or other oil and gas interests within such Prospect and the dry hole cost to of the initial well be drilled on such Prospect by JEX and Contango (and other co-owners, if any) based on a bonafide authorization for expenditures ("AFE") prepared with respect to such initial well. Contango will not participate in the process through which JEX generates, sources, screens and negotiates the Prospects in which JEX and Contango may invest. Promptly after JEX has determined that any Prospect warrants the drilling of an exploratory well and that it otherwise meets the parameters set forth in this Agreement, JEX shall send to Contango its written recommendation that JEX and Contango invest in such Prospect, together with an estimate of the pro forma economics of such investment. Within five (5) business days after receipt of such recommendation, Contango shall notify JEX in writing of the percentage interest in such Prospect that Contango elects to take, which percentage shall not be less than the Minimum Percentage of the working interest available to JEX in such Prospect or greater than ninety-five percent (95%) of the working interest available to JEX in such Prospect. Notwithstanding the foregoing, Contango shall not be obligated to participate in any new Prospects recommended by JEX during any calendar year once the aggregate costs and expenses


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required to be invested by Contango during such calendar year to conduct exploratory drilling operations on all previous Prospects in which Contango has elected to invest with JEX during such calendar year, plus leasehold acquisition costs and Allocable Seismic Costs required to be invested by Contango during such calendar year exceeds Six Million Dollars ($6,000,000.00). JEX shall have the obligation to acquire at least five percent (5%) of the working interest available in the Prospects in which it has recommended that Contango invest.

         1.2 Co-Investment in Reserve Acquisitions. As and when JEX intends to make any Reserve Acquisition, it shall provide written notice to Contango of such proposed Reserve Acquisition, together with an estimate of the pro forma economics of such acquisition. Contango shall have the right, but not the obligation, to take up to ninety-five percent (95%) of the interests available to JEX in such proposed Reserve Acquisition by sending written notice to JEX of such election within five (5) business days after Contango's receipt of JEX's written notice. At the closing of any Reserve Acquisition in which Contango has elected to participate, Contango shall pay its share of the purchase price for such Reserve Acquisition, together with its share of all other costs and expenses related thereto. If Contango elects to take a percentage of such Reserve Acquisition, then all of the provisions of Article II - Compensation, shall be applicable to such Reserve Acquisition. If Contango elects not to take a percentage of such Reserve Acquisition then Contango shall have no further rights to acquire an interest or participate in such Reserve Acquisition and such Reserve Acquisition shall not be subject to this Agreement.

         1.3 Investment Parameters. Every November, February, May and August, beginning in November 1999, JEX shall advise Contango in writing of its estimate of capital expenditures ("CAPEX") to be incurred in the following fiscal quarter January-March, April-June, July- September, October-December, respectively, for purposes of acquiring Prospects and conducting oil


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and gas exploration and development activities thereon. Such report shall identify the Prospects to be acquired and those on which exploration and development activities are proposed to be conducted, and shall provide an allocation of the estimated CAPEX attributable to each such proposed investment and operation. Contango shall transfer funds to JEX by the beginning of each month for the amount of CAPEX estimated to incurred during such month, based on the estimates previously provided by JEX. To the extent the actual CAPEX amounts to be paid by Contango for any month vary from the CAPEX estimate for such month provided by JEX to Contango, Contango shall receive a credit from JEX toward future payments under this Section 1.3 to the extent the CAPEX estimate paid by Contango exceeds Contango's share of the actual CAPEX amounts for such month and Contango shall promptly transfer additional funds to JEX to the extent Contango's share of the actual CAPEX amount for such month exceeds the CAPEX estimate paid by Contango. If the funds are not transferred on any Prospect in which Contango has not previously invested (a "New Prospect"), Contango shall be deemed to have elected not to participate in the oil and gas exploration or development operation(s) on such New Prospect that were to have been funded thereby, with the consequences of such election being that Contango shall relinquish all of its rights, titles and interests in and to such New Prospect to JEX, and such New Prospect shall no longer be subject to the terms of this Agreement. When Contango has transferred to JEX the initial monthly installment of CAPEX to be expended with respect to any New Prospect, all subsequent operations on such Prospect shall be subject to the terms of the Operating Agreement referred to in Section 1.6 hereof.

         1.4 Third-Party Investors. With respect to a particular Prospect in which Contango has elected to participate and has transferred to JEX at least the initial monthly installment of CAPEX to be expended with respect to such Prospect, if the aggregate obligations of Contango exceed the


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amount available from Contango, or if Contango otherwise fails to provide funds for such a Prospect as required under this Agreement, Contango shall be deemed to have elected not to participate in that portion of the operations that were to have been funded by the CAPEX that Contango failed to provide, JEX shall have the right to provide such funds or to seek such funds from a third-party investor or investors, and the consequences of Contango's failure to provide such funds shall be as provided in the Operating Agreement described in Section
1.6 hereof.

         1.5 Overhead and Other Costs. JEX shall be responsible for all overhead costs relating to the sourcing, screening, negotiating and closing of the purchase of each Prospect, including, without limitation, consulting fees and such other costs as may be incurred in order to bring the Prospect to a status at which JEX has acquired sufficient geological and geophysical information, as well as sufficient oil and gas leasehold positions in the Prospect to support a prudent proposal for drilling an exploratory or a developmental well thereon, and Contango shall not be obligated to reimburse JEX for any such costs and expenses other than JEX's Allocable Seismic Costs (as hereinafter defined) with respect to each Prospect and JEX's out of pocket costs to purchase leasehold positions on Prospects, except that for costs incurred on Prospects on which JEX determined not to conduct any drilling operations, such costs shall not exceed $200,000.00 in the aggregate ("Dead-End G&G Costs") on an annual basis. If Contango has elected to participate in a Reserve Acquisition, Contango will reimburse JEX for Contango's proportionate share of the due diligence overhead costs associated therewith. For purposes of this Agreement, the term "Allocable Seismic Costs" means that portion of the seismic costs incurred by JEX in the acquisition and interpretation of seismic data allocated to such Prospect in a manner determined by JEX.


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         1.6 Operating Agreement. With respect to each Prospect acquired by JEX in which Contango has elected to participate, the operating agreement that will govern operations on such Prospect ("Operating Agreement") shall be, in the order of priority:

                  a. An operating agreement mutually agreed upon by JEX and Contango,

                  b. The operating agreement(s) that is (are) in effect with respect to such Prospect at the time that JEX and/or Contango first acquire an interest therein,

                  c. An operating agreement in the form last mutually agreed upon by JEX and Contango with respect to any Prospect previously acquired hereunder, and

                  d. An operating agreement in the form of an AAPL Model Form 610-1989, with the most recent form of COPAS Accounting Procedure (Onshore Operations) attached thereto as Exhibit "C," with the non-consent penalty percentages to be provided in Article VI.B.2. thereof for exploratory drilling and developmental operations, being respectively, 800% and 500%, and with all other blanks and/or options therein and all additional exhibits referred to therein completed and/or prepared in such form as is then prevailing in the vicinity of such Prospect for similar oil and gas properties.

         1.7 Southern Ute Indian Tribe. JEX is aware of the potential mutual investment being considered between Contango and the Southern Ute Indian Tribe. JEX shall have the right, but not the obligation, to invest in ten percent (10%) of the interest available to Contango in any such transactions as they become available from the Southern Ute Indian Tribe, such investments to be made on the same basis as Contango. As partial consideration for such investment rights, JEX shall


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assist in the due diligence for these Contango sourced deals for an amount of time as shall be mutually agreed between Contango and JEX.

         1.8 Alcorn Exploration. Contango (formerly known as MGPX Ventures, Inc.) is party to that certain "Alcorn/MGPX Oil & Gas Lease Acquisition Agreement" (the "Alcorn Agreement") executed on August 31, 1999, by and among Alcorn Exploration, Inc. and Alcorn-Texas Properties, Inc. (collectively "Alcorn") and MGPX Ventures, Inc. JEX shall have the right, but not the obligation, to invest in a Designated Percentage (as hereinafter defined) of the interest available to Contango in any transactions that become available under the Alcorn Agreement, such investments to be made on the same proportionate basis as Contango. As partial consideration for such investment rights, JEX shall assist in the due diligence relating to such transactions that may become available under the Alcorn Agreement for an amount of time as shall be mutually agreed between Contango and JEX. For purposes of this Section 1.8, the term "Designated Percentage" means: (a) 331/3% for Prospects already identified by Alcorn and paid for by Contango, but not yet sold as of the date of this Agreement, (b) 10% for Prospects already identified by Alcorn that have, as of the date of this Agreement, been sold by Alcorn to a third party, with respect to which Contango is able to negotiate the acquisition of all or a portion of the interest of such third party, and (c) 5% for Prospects not yet identified that arise under the Alcorn Agreement subsequent to the date of this Agreement. For such Prospects subsequently identified under the Alcorn Agreement, as referred to in clause (c) of the preceding sentence, but not for any of the Prospects referred to in clauses (a) or (b), JEX will be entitled to the compensation prescribed in Article II - Compensation hereof, on the same basis as Prospects recommended by JEX under the terms of this Agreement.

         1.9 JEX Management Fees and Other Compensation. JEX may from time to time enter into agreements with third parties whereby (a) JEX has the right to participate in oil and gas


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prospects and acquisitions with such third parties and/or (b) JEX receives compensation for providing certain management, operational, technical or other services to such third parties ("Third Party Participation Agreements"). Subject to the terms of the applicable Third Party Participation Agreement, Contango may have the right to participate with JEX in the prospects and acquisitions generated under such Third Party Participation Agreement in accordance with the terms of this Agreement. However, Contango shall have no right to share in any management fees or other compensation of any kind or character (whether cash, securities, overriding royalty, or other property, rights or interests) received by JEX for services provided by JEX under such Third Party Participation Agreement.

                            ARTICLE II - COMPENSATION

         In return for performing its obligations under this Agreement, including proposing Prospects in which Contango may elect to participate and providing the CAPEX funding for at least 5% of the costs and expenses attributable to working interest available in such Prospects, Contango shall compensate JEX as set forth in this Article Two.

         2.1 Contango Common Stock. As consideration for entering into this Agreement JEX shall receive 400,000 shares of the common stock of Contango, which the Parties agree have a fair market value of $0.10 per share as of the effective date of the Agreement.

         2.2 Overriding Royalty Interest. Upon the commencement of operations for the drilling of the initial well drilled pursuant to this Agreement on each Prospect in which Contango has elected or is obligated to participate, JEX shall be entitled to an assignment or reservation of an overriding royalty interest equal to 2.5% of Contango's net revenue interest in each Prospect, which overriding royalty interest shall be inclusive of and shall bear the sum of any and all other overriding royalty


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interests burdening Contango's net revenue interest in such Prospect that were conveyed or required to be conveyed to other persons or entities who were employed by JEX or engaged as consultants to JEX to assist in JEX's generation, screening, sourcing and/or acquisition of such Prospect (the "JEX ORRI"). An example calculation of the JEX ORRI is set forth on Schedule 2.2 attached hereto.

         2.3 Back-In After Program Payout. The term "Program," as used herein, means, with respect to each calendar year during the term of this Agreement, all Prospects in which Contango has participated on which drilling operations are commenced by JEX and Contango during such calendar year, provided that the first such calendar year shall be deemed to include the period commencing on the date of this Agreement and ending on December 31, 2000. The term "Program Payout," as used herein, means 9:00 am on the first day of the calendar month following the calendar month during which Contango's share of all revenues from the sale of oil, gas and other minerals produced from all Prospects included in a Program, net of Contango's share of all royalties, overriding royalties and other similar lease burdens, severance taxes, production taxes, excise taxes and other similar taxes levied on or measured by such production, and lease operating expenses attributable to such Prospects first equals or exceeds Contango's share of all CAPEX expended for the acquisition of such Prospects and the conduct of exploration, development and production operations thereon including any Dead-End G&G Costs incurred by Contango. The term "Prospect Payout," as used in
Section 2.5 hereof, means 9:00 am on the first day of the calendar month following the calendar month during which Contango's share of all revenues from the sale of oil, gas and other minerals produced from any Prospect, net of Contango's share of all royalties, overriding royalties and other similar lease burdens, severance taxes, production taxes, excise taxes and other similar taxes levied on or measured by such production, and lease operating expenses


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attributable to such Prospect first equals or exceeds Contango's share are all
CAPEX expended for the acquisition of such Prospect and the conduct of exploration, development and production operations thereon. At Program Payout, JEX shall be entitled to an assignment or automatic reversion of an undivided twenty-five percent (25%) of Contango's working interest in the Prospects included in such Program (the "JEX Back-in"). Contango shall maintain books and records tracking the status of Program Payout with respect to each Program and the status of Prospect Payout with respect to each Prospect, and shall issue quarterly statements to JEX regarding the status of Program Payout for each such Program and Prospect Payout for each Prospect. Simultaneous with JEX's assignment to Contango of Contango's interest in each Prospect, both parties shall execute a mutually acceptable form of memorandum of agreement and record same in the appropriate records of any parish or county within which any of the Prospects are located (or in the nearest adjacent parish or county, in the case of oil and gas leases in the Outer Continental Shelf) to give public notice of the JEX Back-in.

         2.4 Assignments. Contango shall execute and deliver to JEX recordable instruments assigning to JEX the JEX ORRI and the JEX Back-in with respect to each Prospect, as and when provided in Sections 2.2 and 2.3 or the JEX ORRI and JEX Back-in shall be reserved by JEX in any assignment to Contango with respect to such Prospect. If any oil and gas leases or other interests within a Prospect in which Contango has elected or is obligated to participate pursuant to Section
1.1 hereof were initially acquired in the name of JEX or any affiliate or nominee of JEX, then within thirty (30) days after JEX's acquisition of an interest in such Prospect, and thereafter, as and when additional interests are acquired in such Prospect, JEX shall execute and deliver or cause to be executed and delivered, to Contango recordable instruments assigning to Contango an undivided fifty percent (50%) or such greater percentage (up to 95%) in which Contango has participated of


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the working interest (or other interest) available to JEX in such oil and gas leases or other interests in said Prospect

         2.5 Options. JEX shall receive an option to purchase 100,000 shares common stock of Contango for each Prospect that results in the drilling of an exploration well on such Prospect that is capable of producing oil or gas in paying quantities (a "successful well"), as well as for each Reserve Acquisition in which Contango has invested with JEX. With respect to Prospects, the options shall vest as follows: 33,333 options shall vest and become exercisable upon the earlier of: (i) the test establishing that a successful well has been completed or (ii) the date of first production from such well; 33,333 options shall vest and become exercisable when Prospect Payout has occurred; and 33,334 options shall vest and become exercisable when Contango's return on investment attributable to such Prospect equals fifteen percent (15%). With respect to Reserve Acquisitions, the options shall vest as follows: 33,333 options shall vest and become exercisable upon closing of the Reserve Acquisition; 33,333 options shall vest and become exercisable when Reserve Acquisition Payout (as hereinafter defined) has occurred; and 33,334 options shall vest and become exercisable when Contango's return on investment attributable to such Reserve Acquisition equals fifteen percent (15%). The per share exercise price of the options shall be the greater of (i) $1.00 and (ii) the average closing price of Contango common stock on the NASDAQ bulletin board for the 20 trading days prior to logging the successful well in the case of Prospects, or prior to the execution of a letter of intent to purchase in the case of a Reserve Acquisition. The term "Reserve Acquisition Payout" shall be defined the same as the term "Prospect Payout," as set forth


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in Section 2.3, with the exception that the revenues, the deductions from revenues, and the costs and expenses to be considered shall be those relating to the oil and gas interests acquired in connection with that particular Reserve Acquisition, rather than solely with respect to a particular Prospect. The number of shares of Contango common stock for which JEX is entitled to receive an option to purchase and the exercise price of such options are subject to adjustment as provided in Section 2.6. In case of any consolidation with or merger of Contango with or into another person (except for a merger or consolidation in which Contango is the continuing entity), or in case of any sale, lease or conveyance to another person of the property of Contango as an entirety or substantially as an entirety, all options granted under this Section
2.5 shall vest in full prior to the occurrence of such event.

         2.6 Adjustment of Option Shares and Exercise Price. If Contango (i) pays a dividend in shares of its common stock or makes a distribution in shares of its common stock, in either case to holders of its shares of common stock,
(ii) subdivides its outstanding shares of common stock, (iii) combines its outstanding shares of common stock into a smaller number of shares of common stock, or (iv) issues, by reclassification or reorganization, other securities or property of Contango to holders of its shares of common stock generally, then the number of shares of Contango common stock purchasable upon the exercise of options to be granted to JEX under Section 2.5 and the number of shares of Contango common stock purchasable upon the exercise of options previously granted to JEX under Section 2.5 shall be adjusted so that JEX shall be entitled to receive the number of shares of common stock or other securities or property of Contango which JEX would have owned or been entitled to receive if the option had been granted or exercised, as the case may be, immediately prior to any such event or any record date with respect thereto. Whenever the number of shares of common stock purchasable upon the exercise of an option is adjusted, as herein provided, the exercise price payable upon exercise of the option shall be adjusted by multiplying such exercise price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of common stock purchasable upon the exercise of the option immediately


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prior to such adjustment, and of which the denominator shall be the number of shares of common stock so purchasable immediately thereafter. An adjustment made pursuant to this Section 2.6 shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, and prompt written notice thereof shall be given to JEX.

                             ARTICLE III - INDEMNITY

         3.1 Indemnification. Each Party shall indemnify, hold harmless and defend the other Party, its officers, directors, employees, agents, affiliates (other than the indemnifying Party), successors and assigns (each an "Indemnified Person") from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses, damages, demands, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys' and/or paralegals' fees and expenses) (collectively, "Claims"), arising in whole or in part, out of default in the performance of, any obligations of the indemnifying Party under this Agreement; provided, however, a Party shall not be required to indemnify any Indemnified Person under this
Section 3.1 for any Claim to the extent resulting from the willful misconduct or negligence of such Indemnified Person. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under this Agreement.


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         3.2 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                            ARTICLE IV MISCELLANEOUS

         4.1 Term. This Agreement shall commence on the date hereof (the "Effective Date") and shall remain in effect until terminated by either Party upon thirty (30) days prior written notice; provided, however, that this Agreement shall remain in effect with respect to any transaction(s) entered into prior to the effective date of the termination until both Parties have fulfilled their obligations with respect to such transaction(s).

         4.2 Notices. All notices, requests, statements, invoices, payments and other communications required or permitted by the terms hereof to be given to any person shall be made to the following:

CONTANGO:
Contango Oil and Gas Company
Attn: Kenneth R. Peak
3700 Buffalo Speedway
Suite 960
Houston, Texas 77098
Facsimile No.: (713) 960-1065

JEX:

Juneau Exploration, L.L.C.
Attn: John B. Juneau
26902 Nichols Sawmill Road
Magnolia, Texas 77355
Facsimile No.: (281) 356-2666

Notices required to be in writing shall be delivered by letter, facsimile or other documentary form.

Notice by facsimile or hand delivery shall be deemed to have been received by the close of the



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business day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next business day). Notice by overnight mail or courier shall be deemed to have been received two business days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

         4.3 Successors and Assigns. Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided that neither party shall be precluded from selling, assigning, transferring, pledging, mortgaging or hypothecating any of its rights, titles or interests in any Prospects covered hereby, provided that such party shall remain liable to the other for all of its obligation hereunder with respect to such Prospect. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

         4.4 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         4.5 Entirety. This Agreement and the annexes hereto constitute the entire agreement between the Parties. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those herein expressed. Except for any matters which, in accordance with the express provisions of this Agreement, may be resolved by verbal agreement between the Parties, no amendment, modification or change herein shall be enforceable unless reduced to writing and executed by both Parties.



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         4.6 Non-Waiver. No waiver by any Party hereto of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.

         4.7 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

         4.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         4.9 No Warranty. JEX SHALL HAVE NO LIABILITY TO CONTANGO OR ANY OTHER PERSON OR ENTITY FOR ANY INACCURACY OF ANY ESTIMATES OR PROJECTIONS PREPARED BY JEX FOR CONTANGO UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ESTIMATES PROVIDED FOR IN SECTIONS 1.1 AND 1.3. JEX HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS (WHETHER EXPRESS, IMPLIED OR STATUTORY) AS TO THE ACCURACY OF SUCH ESTIMATES AND PROJECTIONS.

         4.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         4.11 Counterparts. This Agreement may be executed in multiple counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                              CONTANGO OIL & GAS COMPANY,
                                              a Nevada corporation


                                              By:
                                                 ------------------------------
                                                  Kenneth R. Peak
                                                  President


                                              JUNEAU EXPLORATION, L.L.C.,
                                              a Texas limited liability company


                                              By:
                                                 ------------------------------
                                                  John B. Juneau
                                                  Sole Manager



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                                  SCHEDULE 2.2


                         SAMPLE CALCULATION OF JEX ORRI


         1. Assuming (a) that JEX and Contango are investing in a Prospect in which they collectively will acquire or have the opportunity to earn a one hundred percent (100%) working interest having a seventy-five percent (75%) net revenue interest attributable thereto, and (b) that Contango has elected to invest in ninety-five percent (95%) of the working interest and JEX is investing in the remaining five percent (5%) of the working interest, then JEX's overriding royalty interest will be (.75 x .95 x .025), which equals .0178125. Such entire overriding royalty interest shall be borne by and carved out of Contango's proportionate share of the working interest. The resulting interests of the parties would then be as follows:


                                                                                                          Aggregate
                      Working                Net Revenue Interest                   Overriding           Net Revenue
Party                Interest          Attributable to Working Interest          Royalty Interest         Interest
--------             --------          --------------------------------          ----------------        -----------
Contango                95%                       69.46875%                             0%                69.46875%
--------             --------          --------------------------------          ----------------        -----------
JEX                     5%                          3.75%                            1.78125%              5.53125%
--------             --------          --------------------------------          ----------------        -----------
TOTAL                  100%                       73.21875%                          1.78125%                75%
--------             --------          --------------------------------          ----------------        -----------

         2. If the assumptions stated in the foregoing example are changed to provide that Contango has elected to invest in fifty percent (50%) of the working interest and that JEX (either alone or in conjunction with third parties) is investing the remaining fifty percent (50%) of the working interest, the resulting interests of the parties would be as follows:

                                                                                                          Aggregate
                      Working                Net Revenue Interest                   Overriding           Net Revenue
Party                Interest          Attributable to Working Interest          Royalty Interest         Interest
--------             --------          --------------------------------          ----------------        -----------

Contango                50%                        36.5625%                             0%                 36.5625%
--------             --------          --------------------------------          ----------------        -----------
JEX                     50%                         37.5%                             .9375%               38.4375%
--------             --------          --------------------------------          ----------------        -----------
TOTAL                  100%                        74.0625%                           .9375%                 75%
--------             --------          --------------------------------          ----------------        -----------


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